Exhibit 4.4

GEAC COMPUTER CORPORATION LIMITED

Adopted with effect from September 15, 2004

RESTRICTED SHARE UNIT PLAN

1.             PURPOSE AND DEFINITIONS

1.1           Title.

The Plan herein described shall be called the “Geac Computer Corporation Limited Restricted Share Unit Plan”.

1.2           Purpose of the Plan.

The purposes of the Plan are:

1.2.1.1             to promote further alignment of interests between key employees and the shareholders of the Corporation;

1.2.1.2             to provide a compensation system for key employees that is reflective of the responsibility, commitment and risk accompanying their role;

1.2.1.3             to assist the Corporation to attract and retain individuals with experience and ability; and

1.2.1.4             to allow eligible key employees of the Corporation to participate in the success of the Corporation.

1.3           Definitions.

1.3.1        “Affiliate” means an affiliate of the Corporation as the term “affiliate” is defined under the Canada Business Corporations Act.

1.3.2        “Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules.

1.3.3        “Board” means the Board of Directors of the Corporation.

1.3.4        “Committee” means the Human Resources and Compensation Committee of the Board or such other committee of the Board which may be appointed by the Board to, inter alia, interpret, administer and implement the Plan.

1.3.5        “Corporation” means Geac Computer Corporation Limited and any successor corporation whether by amalgamation, merger or otherwise.

1.3.6        “Disability” means the Participant’s physical or mental long-term inability to substantially fulfil his duties and responsibilities on behalf of the Corporation or, if applicable, an Affiliate in respect of which the

Participant commences receiving, or is eligible to receive, long-term disability benefits under the Corporation’s or an Affiliate’s long-term disability plan.

1.3.7        “Eligible Employee” means such employees of the Corporation or a Subsidiary as the Board may designate from time to time as eligible to participate in the Plan.

1.3.8        “Fiscal Year” means a fiscal year of the Corporation.

1.3.9        “Grant Agreement” means an agreement between the Corporation and a Participant under which a Share Unit is granted, as contemplated by section 3.1, together with such amendments, deletions or changes thereto as are permitted under the Plan.

1.3.10      “Grant Date” of a Share Unit means the date a Share Unit is granted to a Participant under the Plan.

1.3.11      “including” means including without limitation.

1.3.12      “Independent Broker” means a registered broker which is independent under Stock Exchange Rules.

1.3.13      “Market Value” means, with respect to a Unit on any particular date, the average volume weighted trading price per Share on the TSE over the five Trading Days immediately prior to that date or, in the event that the Shares are not listed and posted for trading on the TSE, or any Stock Exchange, or in the event the Shares are not listed on any Stock Exchange, the Fair Market Value shall be the fair market value of the Shares as determined by the Corporation in its discretion, acting reasonably and in good faith.

1.3.14      “Nasdaq” means The NASDAQ Stock Market, Inc.

1.3.15      “Participant” means an Eligible Employee who agrees to participate in the Plan and in the terms set forth in a Grant Agreement who receives a grant of Share Units under the Plan.

1.3.16      “Payout” means, with respect to each Vested Unit, one Share or, in the discretion of the Corporation, a cash payment equal to the Market Value of such Vested Unit on the Vesting Date.

1.3.17      “Payout Date” means a date selected by the Corporation, in accordance with and as contemplated by section 5.1 or section 5.2 as applicable.

1.3.18      “Plan” means this Geac Computer Corporation Limited Restricted Share Unit Plan, as amended from time to time.

1.3.19      “Reorganization” means any (i) capital reorganization, (ii)  amalgamation, (iii) offer for Shares, where the Shares subject to the offer, together with the offeror’s Shares and Shares of any person or company acting jointly or in concert with the offeror, constitute in the aggregate 20% or more of the Shares; (iv) acquisition by a person of Shares such that the Shares acquired, together with the person’s Shares and Shares of any person or company acting jointly or in concert with such person, constitute in the aggregate 20% or more of the Shares outstanding immediately after such acquisition, unless another person has previously acquired and continues to hold Shares that represent a greater percentage than the first-mentioned person; (v) arrangement, plan of arrangement or other scheme or reorganization, or (vi) extraordinary distributions to shareholders, including cash dividends, dividends in kind and return of capital.

1.3.20      “Retirement” means the retirement of the Participant from employment with the Corporation or an Affiliate in accordance with the normal retirement policy of the Corporation or, if applicable, the normal retirement policy of the Affiliate from which the Participant retires.

1.3.21      “Share” means a Common Share of the Corporation and such other share into which such shares may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed or as may be substituted therefor as a result of amendments to the articles of the Corporation, arrangement, reorganization or otherwise, including any rights that form a part of the Common Share or substituted share.

1.3.22      “Share Unit” means a unit credited by means of an entry on books of the Corporation to a Participant pursuant to the Plan, representing the right to receive for each Vested Unit one Share or in the discretion of the Corporation, a cash payment equal to the Market Value thereof, at the time, in the manner, and subject to the terms, set forth in the Plan.

1.3.23      “Share Unit Account” has the meaning ascribed thereto in section 4.1.

1.3.24      “Stock Exchanges” means the TSE, Nasdaq and any other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then the over-the-counter market.

1.3.25      “Stock Exchange Rules” means the applicable rules of the Stock Exchanges.

1.3.26      “Subsidiary” means a subsidiary of the Corporation as defined by the Canada Business Corporations Act.

1.3.27      “Trading Day” means any date on which the applicable Stock Exchange is open for the trading of Shares and on which at least a board lot of Shares actually traded.

1.3.28      “Trustee” means such person or persons as may from time to time be appointed by the Corporation as trustee.

1.3.29      “Trust Fund” means a trust fund established by the Corporation under section 5.6 for the purpose of purchasing Shares to make Payouts in that form in respect of Share Units granted pursuant to the Plan.

1.3.30      “TSE” means The Toronto Stock Exchange.

1.3.31      “Vesting Date” means the date the Share Units of a Participant become Vested Share Units in accordance with Article 3.

1.3.32      “Vested Share Units” has the meaning ascribed thereto in section 3.5.

1.4           Gender, Singular, Plural.  In the Plan, references to the masculine include the feminine; and references to the singular shall include the plural and vice versa, as the context shall require.

1.5           Governing Law.  The Plan shall be governed and interpreted in accordance with the laws of the Province of Ontario and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of Ontario.

1.6           Severability.  If any provision of the Plan or part hereof is determined to be void or unenforceable all or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

1.7           Headings, Sections.  Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained.  A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.

1.8           Currency.  Except where expressly provided otherwise, all references in the Plan to currency refer to lawful Canadian currency.

2.             EFFECTIVE DATE

2.1           Effective Date.  The Corporation is establishing the Plan, effective on September 15, 2004.

3.             SHARE UNIT GRANTS AND PERFORMANCE PERIODS

3.1           Grant of Share Units.  The Corporation may grant Share Units to an Eligible Employee or Eligible Employees in such number and at such times as the Corporation may, in its sole discretion, determine, as a bonus or similar payment in respect of services rendered by the Eligible Employee in a Fiscal Year.  Each grant and the participation of an Eligible Employee in the Plan shall be evidenced by a written agreement between the Corporation and the Eligible Employee in the form approved by the Committee.  An Eligible Employee who receives a grant of Share Units and enters into such written agreement shall be a Participant under the Plan.

3.2           Share Units.  Each Share Unit will give the Participant the right to receive, with respect to each such Share Unit which has become a Vested Share Unit pursuant to the provisions of the Plan and in accordance with and subject to the terms of the Grant Agreement relating to such Share Unit, one Share or, in the discretion of the Corporation, a cash payment equal to the Market Value of such Unit.

3.3           Performance Period.  Share Units granted hereunder shall, unless otherwise determined by the Corporation and as specifically set out in the Grant Agreement, and subject to the terms of this Plan and the Grant Agreement, vest and become available for a Payout as to 33% of the Share Units, on the first anniversary of the Grant Date, as to an additional 33% of the Share Units, on the second anniversary of the Grant Date and as to the balance, on the third anniversary of the Grant Date.

3.4           Other Terms and Conditions.  Subject to the terms of the Plan, the Corporation may determine other terms or conditions of any Share Units, including:

3.4.1        any additional conditions with respect to the vesting of Share Units, in whole or in part, or the payment of cash or the provision of Shares under the Plan, in respect of Vested Share Units, including conditions in respect of

a.             the market price of the Shares;

b.             the return to holders of Shares, with or without reference to other companies comparable to the Corporation;

c.             the financial performance or results of the Corporation or a Subsidiary or business unit thereof;

d.             other performance criteria relating to the Corporation, or a Subsidiary or business unit thereof;

e.             ownership of Shares by a Participant;

f.              restrictions on the re-sale of Shares acquired under the Plan including escrow arrangements; and

g.             any other terms and conditions the Corporation may in its discretion determine with respect to vesting; and

3.4.2        restrictions on the re-sale of Shares including escrow arrangements; and

3.4.3        any other terms and conditions the Corporation may in its discretion determine;

which shall be set out in the Grant Agreement.

The conditions may relate to all or a portion of the Share Units in a grant and may be graduated such that different percentages (which may be greater or lesser than 100%) of the Share Units in a grant will become vested depending on the extent of satisfaction of one or more such conditions.

The Corporation may, in its discretion, subsequent to the Grant Date of a Share Unit, waive any such term or condition or determine that it has been satisfied.

For greater certainty, no term or condition of the Plan imposed under a Grant Agreement may have the effect of causing payment of the value of a Share Unit to a Participant, or his legal representative, to occur after December 31 of the third calendar year following the calendar year that includes the last day of the Fiscal Year in respect of which such Share Unit was granted.

3.5           Vesting.  Share Units granted to a Participant under section 3.1 in respect of a year, including dividend equivalent Share Units granted to the Participant in respect of such Share Units pursuant to section 4.2, shall vest in accordance with this Article 3 and shall become payable in accordance with Article 5.  Except where the context requires otherwise, each Share Unit which is vested pursuant to this Article 3 and each additional Share Unit which is granted pursuant to section 4.2 in respect of such Share Units shall be referred to herein as a “Vested Share Unit” and collectively as “Vested Share Units”.  Share Units which have been granted to a Participant and which do not vest in accordance with this Article 3 shall be cancelled and the Participant will have no further right, title or interest in such Share Units.

3.6           No Certificates.  No certificates shall be issued with respect to Share Units.

3.7           No Rights to Shares.  Share Units are not Shares and the grant of Share Units shall not entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

4.             ACCOUNTS, DIVIDEND EQUIVALENTS AND REORGANIZATION

4.1           Share Unit Account.  An account, to be known as a “ Share Unit Account” shall be maintained by the Corporation for each Participant and will be credited with such notional grants of Share Units as are received by a Participant from time to time pursuant to sections 3.1 and 4.2.  Share Units that fail to vest in a Participant pursuant to Article 3, or in respect of which the Participant or his legal representative receives a Payout, shall be cancelled and shall cease to be recorded in the Participant’s Share Unit Account as of the date on which such Share Units fail to vest or the Payout is made, as the case may be.

4.2           Dividend Equivalent Share Units.  Whenever cash dividends are paid on the Shares, additional Share Units will be credited to the Participant’s Share Unit Account in accordance with this section 4.2.  The number of such additional Share Units will be calculated by dividing the cash dividends that would have been paid to such Participant if the Share Units recorded in the Participant’s Share Unit Account (the “Outstanding Share Units”) as at the record date for the dividend had been Shares by the Market Value on the date on which the dividends are paid on the Shares.  Fractional Share Units may thereby be created.  Share Units credited under this section 4.2 shall vest when and to the extent the Outstanding Share Units in respect of which such Share Units have been credited vest, as contemplated by section 3.5.

4.3           Adjustments.  In the event of any stock dividend, stock split, combination or exchange of shares, reclassification, Reorganization, consolidation, spin-off or other distribution (other than normal cash dividends) of Corporation assets to shareholders, or any other similar changes affecting the Shares, such proportionate adjustments, to reflect such change or changes shall be made with respect to the number of Share Units outstanding under the Plan, all as determined by the Corporation in its sole discretion.

4.4           Reorganization.  In the event of a Reorganization or proposed Reorganization, the Corporation, at its option, may, subject to Stock Exchange Rules, cause either of the following:

4.4.1        the Corporation may make a Payout, in respect of,  and cancel, Share Units upon giving to any Participant to whom such Share Units have been granted at least 10 days’ written notice of its intention to do so, and a Payout in respect of such Share Units shall be made in accordance with Article 5, without regard to the vesting provisions attached to the Share Units; or

4.4.2        the Corporation, or any corporation which is or would be the successor to the Corporation or which may issue securities in exchange for Shares upon the Reorganization becoming effective, may, upon notice to the Participant, substitute for Shares under this Plan securities into which the

Shares are changed or are convertible or exchangeable, on a basis proportionate to the number of Share Units in the Participant’s Share Unit Account or some other appropriate basis.

The Corporation may specify in any notice under this section 4.4, that, if for any reason, the Reorganization is not completed, the Corporation may revoke such notice.  The Corporation may exercise such right of revocation by further notice in writing to the Participant and the Share Units shall thereafter continue to be allocated to the Participant in accordance with their terms and no Payout or distribution of securities pursuant to the original notice shall be made.

This section is intended to be permissive and paragraphs 1 and 2 hereof may be utilized independently or successively or in combination or otherwise.

5.             PAYMENT OF SHARE UNIT AWARDS

5.1           Participant Continuing in Employment.  Each Participant who continues in employment with the Corporation or an Affiliate on a Vesting Date shall receive a Payout for each Vested Unit, less withholding tax and other required source deductions.  Such Payout shall be made to the Participant, his beneficiary, or his legal representative, as applicable, within 30 days following the Vesting Date and in any event prior to December 31 of the calendar year of the Vesting Date.  For greater certainty, no interest shall accrue to, or be credited to, the Participant on any amount payable under the Plan.

5.2           Disability, Death or Retirement.  Unless otherwise determined by the Corporation, if the active employment of an Participant is terminated by reason of Disability, death or Retirement prior to a Vesting Date or Vesting Dates, the Participant, his beneficiary or his legal representative, as applicable, shall be entitled to each Payout (if any), less withholding tax and other required source deductions, to which the Participant would have been entitled had he continued in active employment with the Corporation or an Affiliate throughout to each such Vesting Date and then prorated to reflect the actual period(s) between the Grant Date and the date of the Participant’s termination of active employment by reason of Disability, death or Retirement, as applicable.  Such payment(s) shall be made to the Participant or to his legal representative, as applicable, as soon as practicable and in any event prior to December 31 of such calendar year(s) in which each such Vesting Date occurs.  Any Share Units recorded in such Participant’s Share Unit Account not vested (including after giving effect to this section 5.2) shall be cancelled without payment.

5.3           Termination of Employment During Performance Period.  Unless otherwise determined by the Corporation, if the employment of a Participant with the Corporation or an Affiliate, is terminated by the Corporation, an Affiliate or the Participant, including any termination without cause, by the Corporation or any Affiliate, otherwise than by reason of Disability, Retirement or death, the

Participant will not be entitled to any payment of Share Units which are not Vested Share Units at the time the Participant’s employment terminates.  Any such Share Units recorded in a Participant’s Share Unit Account shall be cancelled without payment.  For greater certainty, a Participant’s employment with the Corporation or an Affiliate, as the case may be, shall be deemed not to be terminated by reason of a transfer of employment from the Corporation to an Affiliate, between Affiliates or from an Affiliate to the Corporation.

5.4           Whole Number of Shares.  The number of Shares to be issued or provided shall be equal to the whole number of Share Units subject to the Payout.  Where the number of Share Units allocated would result in the provision of a fractional Share Unit in the form of a fractional Share, the number of Share Units to be provided in the form of Shares shall be rounded down to the next whole number of Share Units.  No fractional Shares shall be provided nor shall cash be paid at any time in lieu of any such fractional interest.  Any such fractional interests of a Share Unit which, together with other fractional interests, form a whole Share Unit, shall be provided in the form of a Share as part of the Share Units to be provided to the Participant on the next applicable Vesting Date, if any.

5.5           Share Purchases.  Any purchases of Shares pursuant to the Plan shall be made on the open market by a trustee appointed for this purpose using an Independent Broker.  Any such designation may be changed from time to time.

5.6           Contributions to Trust Fund.  The Corporation may establish a Trust Fund and may from time to time, on its own behalf and on behalf of such of its Subsidiaries as employ Eligible Employees, make contributions to the Trust Fund in such amounts and at such times as may be specified by the Corporation for the purpose of funding, in whole or in part, the purchase of Shares in the open market to make Payouts in respect of Share Units which become payable to Eligible Employees pursuant to the Plan.  If and to the extent the Trust Fund holds Shares pending Payouts under the Plan, the Trustee shall exercise all rights relating to the Shares.

6.             ADMINISTRATION

6.1           Committee.  Unless otherwise determined by the Board, the Plan shall be administered by the Committee and actions or determinations to be taken by the Corporation shall be taken by the Committee.

6.2           Delegation.  The Committee may also delegate to any director, officer or employee of the Corporation such duties and powers relating to the Plan as it may see fit.  The Corporation may also appoint or engage the Trustee or a trustee, custodian or administrator to administer or implement the Plan.

6.3           Compliance with Laws and Policies.  Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and any policies of the Corporation applicable to the Participant in connection with the Plan.  Such laws, regulations, rules and policies shall include, without limitation, those governing “insiders” of “reporting issuers” as those terms are construed for the purposes of applicable securities laws, regulations and rules.

6.4           Subject to Law.  The Corporation’s grant of any Share Units or the obligation of the Corporation or any Affiliate to provide any Shares or to make any payments hereunder is subject to compliance with Applicable Law.  As a condition of participating in the Plan, each Participant agrees to comply with all such Applicable Law and agrees to furnish to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law.

6.5           Withholdings.  The Corporation or an Affiliate may withhold or cause to be withheld from any amount payable to a Participant, either under this Plan or otherwise, such amount as may be necessary so as to ensure that the Corporation or any Affiliate will be able to comply with the applicable provisions of any law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of a Participant.  The Corporation or any Affiliate shall also have the right in its discretion to satisfy any such withholding tax liability by retaining, acquiring or selling, or directing the Trustee or any other trustee, custodian or administrator to retain, hold or sell, any Shares which would otherwise be provided to a Participant hereunder.  The Corporation in its discretion may condition the grant of a Share Unit or the distribution of a Payout on the Participant making satisfactory arrangements for the withholding of tax or other required deductions.

6.6           Statements.  The Corporation shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan and the discharge of its duties.  At such times as the Corporation shall determine, the Corporation shall furnish the Participant with a statement setting forth the details of his or her Share Units including the Grant Date and the Vested and unvested Share Units held by each Participant.  Such statement shall be deemed to have been accepted by the Participant as correct unless written notice to the contrary is given to the Corporation within 30 days after such statement is given to the Participant.

6.7           Notices.  Any payment, notice, statement, certificate or other instrument required or permitted to be given to a Participant or any person claiming or deriving any rights through him or her shall be given by:

6.7.1        delivering it personally to the Participant or to the person claiming or deriving rights through him or her, as the case may be; or

6.7.2        mailing it postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Participant in the Corporation personnel records.

Any payment, notice, statement, certificate or other instrument required or permitted to be given to the Corporation shall be given by mailing it postage paid (provided that the postal service is then in operation), delivering it to the Corporation at its principal address, or (other than in the case of a payment) sending it by means of facsimile or similar means of electronic transmission, to the attention of the Senior Vice-President, Human Resources or any such person as the Committee may designate.

Any payment, notice, statement, certificate or other instrument referred to in paragraph 1 or 2 of this section 6.7, if delivered, shall be deemed to have been given or delivered on the date on which it was delivered, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second business day following the date on which it was mailed and if by facsimile or similar means of electronic transmission, on the next business day following transmission.

6.8           No Additional Rights.  Neither designation of an employee as an Eligible Employee nor the grant of any Share Units to any Eligible Employee or Participant entitles any Eligible Employee or Participant to the grant, or any additional grant, as the case may be, of any Share Units under the Plan.

6.9           No Employment Rights.  Nothing herein contained shall be deemed to give any person the right to be retained as an employee of the Corporation or of an Affiliate.  For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan.

6.10         Participation Voluntary.  Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect any employee’s employment with the Corporation, a Subsidiary or an Affiliate.

6.11         Amendment, Termination. From time to time the Corporation may, in addition to its powers under the Plan, add to or amend any of the provisions of the Plan or suspend or terminate the Plan or amend the terms of any Share Units granted under the Plan; provided, however, that (i) any approvals required under any Applicable Law are obtained, and (ii) no such amendment or termination shall be made at any time which has the effect of adversely affecting the existing rights of a Participant under the Plan with respect to Share Units that have been granted to them under the Plan without his or her consent in writing.  Upon the termination of the Plan, in whole or in part, the Corporation shall, in its discretion, determine whether the outstanding Share Units (including Vested and unvested Share Units) or a portion thereof credited to a Participant affected by the termination shall be redeemed and paid out in a lump sum cash payment net of any applicable withholdings or held for the credit of the Participant and redeemed and paid out at a later date in accordance with the terms of the Plan and the applicable Grant Agreement in effect immediately prior to the termination of the Plan.

6.12         Administration Costs.  The Corporation will be responsible for all costs relating to the administration of the Plan.

7.             ASSIGNMENT

7.1           Assignment.  The assignment or transfer of the Share Units, or any other benefits under this Plan, shall not be permitted other than by operation of law.

7.2           Beneficiaries and Claims for Benefits.  Subject to the requirements of Applicable Law, a Participant may designate in writing a beneficiary to receive any benefits that are payable under the Plan upon the death of such Participant.  The Participant may, subject to Applicable Law, change such designation from time to time.  Such designation or change shall be in such form and executed and filed in such manner as the Corporation may from time to time determine.